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EXHIBIT 21.1
SCHEDULE OF SUBSIDIARIES

The following is a list of the registrant's subsidiaries at March 1, 2001.


Name of Organization               State of Incorporation
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West Coast Bank                    Oregon
West Coast Trust                   Oregon
Totten, Inc.                       Washington
Centennial Funding Corp.           Washington
ELD Inc.                           Washington
West Coast Statutory Trust I       Connecticut